                                                                    News Release



Charles R. Tilden                Suzanne C. Shenk          Martha A. Buckley
Vice President, Corporate        Manager, Investor         Director, Corporate
 Affairs                            Relations                Communication
610-993-3608                     610-993-3526              610-993-3609



                 ALCO STANDARD ANNOUNCES DECISION TO SPIN OFF
              UNISOURCE;  LOWERS EARNINGS EXPECTATION FOR THIRD
                   QUARTER;  ANNOUNCES RESTRUCTURING CHARGES


     VALLEY FORGE, PA, June 19, 1996--Alco Standard Corporation (NYSE: ASN) announced today that it will split its two operating units into independent companies by spinning off its paper and supply systems distribution group, Unisource Worldwide Inc., as a separate publicly owned company. Alco will accomplish the transaction through a tax-free distribution of Unisource stock to Alco shareholders and expects to complete the separation by the end of calendar year 1996.

     Strategic conflicts between Alco's two operating units--IKON Office Solutions, the office technology solutions group, and Unisource--have intensified in recent months, leading to the company's decision to separate the two units. IKON's outsourcing business has grown rapidly and has increasingly encountered significant competitive conflicts with Unisource's printing customers. The separation of the two units into publicly owned companies will allow both businesses to grow unencumbered by the strategic conflict.


     Since April, Alco has examined a variety of options for separating the two businesses. The company's Board of Directors has concluded that a spin-off will generate the greatest value for Alco shareholders.

                                 -more-

     "From the beginning we have been firmly committed to selecting the option which will generate the highest value for our shareholders and which will treat all of our constituents fairly," said John Stuart, Chairman and Chief Executive Officer of Alco Standard. "We had substantial offers from potential buyers, but we have concluded that a spin-off has the greatest upside potential for Alco shareholders. It is the best option for Alco's investors to capture the value we have created within Unisource through our investment in the group's strategic transformation during the last three years. The current uncertainties in the paper price cycle make it harder to capture full value for Alco shareholders through a sale."


     Alco will account for Unisource as a discontinued operation beginning in the third quarter of fiscal 1996, as a result of the decision to spin off Unisource.


     Alco also announced that it anticipates lower than expected earnings in its third fiscal quarter, which ends June 30. The company expects to earn approximately $.49--$.51 per share from operations in the quarter, excluding special charges, compared with a consensus market expectation of $.62 per share. Alco earned $.50 per share in the third quarter of fiscal year 1995.


     Performance at IKON Office Solutions, Alco's office technology solutions group is expected to be strong in the third quarter with the group delivering substantial growth in revenues and earnings over the same period of 1995. The group is growing in each of its three market areas: analog copiers, outsourcing, and digital networking. Internal growth is in line with expectations and, thus far this quarter, the group has acquired companies in North America and Europe which generate approximately $175 million in annualized revenue. IKON expects to meet or exceed its financial goals for the quarter and the year.

                                     -more-

     Alco's revised expectations are the result of lower than expected revenues at Unisource, caused primarily by a significant decline in paper pricing compared with last year. Paper prices are expected to average 13 percent lower than last year's third quarter and 6 percent lower than this year's second quarter. Reduced restructuring benefits in fiscal 1996 associated with delayed implementation of Unisource's information technology system and distractions caused by the sale/spin process are also contributing to the shortfall. However, Alco still expects Unisource to deliver at least a 3.4 percent return on sales in the quarter, which is equal to the return generated in last year's third quarter when paper pricing was higher.


     In addition, the company announced that it will take a one-time charge against earnings of approximately $40-$50 million, or approximately $.20-$.25 per share, in the third quarter for new restructuring activities at Unisource. The restructuring charge includes the cost of severance and facility closures associated with the group's recently announced regional realignment in the United States and facilities mergers in the U.S. and Canada.


     Alco will also take a charge against earnings in the third quarter of $12- $18 million, or approximately $.08--$.11 per share, for costs associated with the disposition of Unisource.


     Corporate earnings in the third quarter, including special charges, will approximate $.13--$.23 per share.


                                     -more-

     Unisource currently expects paper prices to remain well below 1995 levels for the remainder of the fiscal year. Given that trend, Alco anticipates earnings per share from operations for fiscal year 1996 to be $1.95--$2.00, excluding the one-time charges. In 1995, Alco delivered earnings per share of $1.81.


     Alco Standard is headquartered in Valley Forge, Pennsylvania. Alco operates the largest independent marketer of office technology solutions in North America and the United Kingdom through IKON Office Solutions, and the largest marketer and distributor of paper and supply systems in North America through Unisource.



                                      ###